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                                                                    Exhibit 10.1
                                  EXHIBIT A

            THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
               ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE
                SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED,
                PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF
                 EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL
                   AND STATE SECURITIES LAWS AND THE OTHER
                  RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

        THIS NOTE IS SUBJECT TO MAKER'S RIGHT OF SET-OFF AS SET FORTH IN
                                SECTION 9 HEREOF.

                           SECURED PROMISSORY NOTE

$2,800,000                                                Plainsboro, New Jersey
                                                             January 14, 2000

     FOR VALUE RECEIVED, CLINICAL NEURO SYSTEMS HOLDINGS LLC, a Delaware limited liability company ("Maker"), having an address at 311 Enterprise Drive, Plainsboro, New Jersey 08536, promises to pay to the order of Clinical Neuro Systems, Inc. ("Payee"), at 425 Lionville Road, Downingtown, Pennsylvania 19335, or at such other address as may hereafter be specified by Payee, in lawful money of the United States of America, the principal sum of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000) (subject to Maker's right of set-off as provided in Section 9), together with interest at the rate or rates and in the installments and at the times hereinafter provided. The indebtedness evidenced by this Secured Promissory Note (this "Note") represents a portion of the purchase price payable in accordance with, and subject to, the terms and conditions of that certain Asset Purchase Agreement among Maker, Payee and certain other persons listed therein dated as of the date hereof (the "Purchase Agreement"). This Note is secured by a Security Agreement dated the date hereof between Maker and Payee (the "Security Agreement") and a Collateral Assignment between Maker and Payee of that certain subordinated promissory note dated the date hereof from Integra LifeSciences Corporation to Maker (the "Collateral Assignment").

     1. Interest Rate. All sums outstanding from time to time hereunder shall bear interest until the date paid at the rate of five percent (5%) per annum, such interest to be paid as provided in Section 2 below.

     2. Principal and Interest Payments.

        (a) The principal of and all accrued interest on this Note shall be paid in two installments due and payable on January 15, 2001 and January 14, 2002. Each installment will be equal to the sum of (i) One Million Four Hundred Thousand Dollars ($1,400,000) of principal plus (ii) all accrued and unpaid interest on the outstanding principal balance of this Note at the rate set forth in Section 1 above.


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        (b) Both before and after any default, interest shall be calculated on the basis of a 365-day year and the actual days elapsed.

        (c) In the event of set-off by Maker against this Note pursuant to
Section 9, Maker may set-off up to $1,400,000 against the prospective principal amounts remaining payable under this Note in such order as Maker shall determine and appropriate adjustments shall be made to the principal and interest payments due under this Note.

     3. Prepayments. Maker may at any time prepay the principal of this Note in whole or in part without penalty or premium; provided, however, that any such prepayment shall be accompanied by the payment of all accrued and unpaid interest hereunder and all other sums which may be payable hereunder or otherwise in connection with this Note to the date of prepayment.

     4. Penalties. If any installment of principal or interest or both hereunder is not paid within ten (10) days after becoming due, Maker shall pay to Payee on demand interest at the annual rate of fifteen percent (15%) of such overdue amount for the number of days such payment is overdue. The amount of any such penalties not paid promptly following demand shall be deemed outstanding and payable pursuant to this Note.

     5. Events of Default. Each of the following shall constitute an event of default (each, an "Event of Default") hereunder:

        (a) If Maker fails to make any payment of any sums due hereunder when due and such failure continues for ten (10) days after written notice thereof is given by Payee to Maker; or

        (b) If Maker fails to observe or perform in any material respect its obligations under the Security Agreement or the Collateral Assignment and such failure continues for ten (10) days after written notice thereof is given by Payee to Maker; or

        (c) If any proceeding under the Bankruptcy Code or any law of the United States of America or of any state relating to insolvency, receivership, or debt adjustment is instituted by Maker, or if any such proceeding is instituted against Maker and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed for sixty (60) days, or if Maker becomes a debtor under the Bankruptcy Code of the United States of America, or a trustee or receiver is appointed for any substantial part of its property, or if Maker makes an assignment for the benefit of creditors.

     6. Remedies. If an Event of Default occurs hereunder, at the option of Payee, the entire principal balance, late fees, penalties and all accrued but unpaid interest hereunder shall become immediately due and payable, and Payee may thereupon exercise any rights or remedies provided for in this Note, the Security Agreement, the Collateral Assignment or otherwise available at law or in equity.

     7. Consent by Maker. Maker and the endorsers hereof and sureties therefor, if any, and all others who may be liable for all or any part of the indebtedness evidenced by this Note,


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consent to any number of renewals or extensions of the time of payment hereof without notice to any of those parties. The granting, without notice, of any extension of time for the payment of any sum due under this Note or for the performance at any covenant, condition or agreement hereof, shall in no way release or discharge the liability of Maker or of any such endorsers or sureties.

     8. Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, or by courier service with guaranteed next business day delivery, addressed to such party at its address as set forth in the Purchase Agreement (and, in the case of Maker, Payee shall also furnish a copy of any such notice delivered to Maker hereunder to Drinker Biddle & Shanley LLP, 105 College Road East, Suite 300, P.O. Box 627, Princeton, NJ 08542, Attention: John E. Stoddard III). Such notice shall be deemed to be given when received if delivered personally, or three (3) business days after the date deposited with the U. S. Postal Service if sent by certified or registered mail, return receipt requested, or one (1) business day after the same is delivered to a courier service with guaranteed next business day delivery. Any notice of any change in such address shall also be given in the manner set forth above.

     9. Maker's Right of Set-Off.

        (a) Notwithstanding anything to the contrary herein contained, Maker shall be entitled to set off up to $1,400,000 of the principal amount hereof against payments due under this Note amounts which Maker claims in good faith represent damages sustained by it as a result of any breach by either Seller (as defined in the Purchase Agreement) of such Seller's representations, warranties or covenants contained in the Purchase Agreement and any other amounts which Maker is entitled to set-off against such installments pursuant to the Purchase Agreement. The procedure with respect to Maker's exercise of its right of set off shall be as follows:

        (b) Not less than five (5) business days prior to the due date of any payment under this Note, Maker shall send a notice to Payee specifying the aggregate amount (the "Claimed Amount"), if any, that Maker has determined in good faith that it is entitled to set off against sums due hereunder. Such notice shall further set forth, with reasonable specificity, the right of set off claimed and, if resulting from a breach by either Seller, (i) the particular representations, warranties or covenants contained in the Purchase Agreement breached by such Seller, (ii) the particular acts, occurrences, circumstances or states of facts giving rise to each such breach, and (iii) the amount of Maker's damages associated with each individual breach of the representations, warranties or covenants contained in the Purchase Agreement and the method of calculating each such item of damage.

        (c) Within 30 calendar days following the giving of the notice referred to in the preceding paragraph, Payee shall send Maker a notice with respect to Payee's acceptance or rejection of all or a portion of Maker's claims for set off. If Payee disputes any of Maker's claims for set off or the amount of any such claims, Payee's notice shall set forth with reasonable specificity
(i) the nature of Payee's objections and (ii) the amounts, if any, that Payee believes Maker is entitled to set off against amounts payable hereunder (the "Undisputed Set Off


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Amount"). If Payee fails to give Maker such notice of dispute within such time period set forth in this subsection, Payee shall be deemed to have accepted Maker's set off of the Claimed Amount.

        (d) On such date as any payment required under this Note is due, Maker shall make such payment, less the Claimed Amount, in accordance with the terms and provisions of Section 2 hereof. Maker shall further deposit into an interest bearing escrow account with an escrow agent mutually acceptable to the parties hereto (the "Escrow Agent") the difference, if any, between the Claimed Amount and the Undisputed Set Off Amount (the "Disputed Amount"). Payments made by Maker in accordance with this subsection shall constitute compliance with Maker's payment obligations under this Note. Without limiting the foregoing, interest shall cease to accrue under this Note on any Disputed Amount upon delivery by Maker to Escrow Agent of the Disputed Amount. The outstanding principal amount of this Note shall be reduced by any payments by Maker to Payee or Escrow Agent pursuant to this Section 9(d).

        (e) For a period of thirty (30) days following the date of deposit of the Disputed Amount with the Escrow Agent, Maker and Payee shall negotiate in good faith with respect to the resolution of the controversy or dispute between the parties with respect to such Disputed Amount. If such controversy or dispute cannot be settled through negotiations between the parties, then the parties shall attempt in good faith to settle such dispute by mediation administered by the American Arbitration Association (the "AAA") in Philadelphia, Pennsylvania under the Commercial Mediation Rules prior to resorting to any other remedies available at law or in equity or in any other dispute resolution procedure. If the parties fail to resolve any such dispute through mediation, then the parties hereto shall settle the dispute by arbitration administered by the AAA in Philadelphia, Pennsylvania under the AAA's Commercial Arbitration Rules, and any judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The remedies and procedures set forth in this section shall be the sole and exclusive remedies available to each party hereto with respect to any Disputed Amount.

        (f) The Escrow Agent shall continue to hold the Disputed Amount until such time as the Escrow Agent receives (i) written notice signed by both Maker and Payee with respect to the disposition of the Disputed Amount or
(ii) the written order of the applicable arbitration panel regarding the disposition of the Disputed Amount. Promptly following receipt, Escrow Agent shall distribute the Disputed Amount (together with any accrued interest thereon) in accordance with such notice or order.

     10. Captions. The captions or headings of the Sections in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

     11. Governing Law; Amendment. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Note may only be amended by an instrument in writing signed by both Maker and Payee.

     12. Assignment. This Note is not assignable without the prior written consent of the Maker, which consent may be withheld in Maker's sole and absolute discretion, except for an


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assignment of this Note to George J. Connell. Any assignment prohibited by the preceding sentence shall be permitted only upon Maker receiving the written consent of the assignee to Maker's right of set-off set forth in
Section 9 above. This Note, and Maker's right of set-off set forth in Section 9 above, shall be binding upon the respective legal representatives, successors and permitted assigns of the parties hereto.


     IN WITNESS WHEREOF, each party hereto, intending to be legally bound hereby, has caused this Note to be executed by its duly authorized officers, the date and year first above written.

                                      CLINICAL NEURO SYSTEMS HOLDINGS LLC

                                      By:  Integra LifeSciences Corporation,
                                           its sole member


                                           By:
                                               --------------------------------
                                                  Stuart M. Essig
                                                  Chief Executive Officer


ACCEPTED AND AGREED:

CLINICAL NEURO SYSTEMS, INC.


By:
    -------------------------------
       George J. Connell
       President




-----------------------------------
George J. Connell, as Assignee


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